Exhibit 99.1

Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra Nitrogen Company, L.P. sells Blytheville terminal assets to Kinder Morgan; parent company enters leasing agreement

Sioux City, Iowa (July 14, 2005)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH) announced today that it has sold to a subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE symbol: KMP) its terminal assets in Blytheville, Ark. As part of this transaction, TNCLP’s parent company, Terra Industries Inc. (Terra) (NYSE symbol: TRA) entered into a long-term agreement to lease from Kinder Morgan the Blytheville anhydrous ammonia and urea ammonium nitrate solutions (UAN) storage.

Kinder Morgan paid TNCLP $5 million for the terminal assets, which consist of storage and supporting infrastructure for 40,000 tons of anhydrous ammonia, 9,500 tons of UAN and 40,000 tons of urea. Terra is exclusively leasing from Kinder Morgan all the existing anhydrous ammonia and UAN terminal assets. The agreement takes effect immediately and lasts through the end of 2010, with renewal options.

Terra will use the anhydrous ammonia and UAN terminal assets to store and distribute nitrogen products from its and TNCLP’s manufacturing facilities and import distribution assets.

Forward-looking statements

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management’s current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the “Factors That Affect Operating Performance” section of TNCLP’s current annual report on Form 10-K.

About Kinder Morgan

Kinder Morgan Energy Partners, L.P. is one of the country’s largest publicly traded pipeline limited partnerships, operating more than 25,000 miles of pipelines and over 140 terminals.

About TNCLP

TNCLP, a subsidiary of Terra Industries Inc., is a leading manufacturer of nitrogen fertilizer products.

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Note: Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.